                                                                      EXHIBIT 11



                        EARNINGS PER SHARE CALCULATION





                                            For the Year            For the Quarter                       For the Six Months
                                               Ended                     Ended                                   Ended
                                        December 31, 1995  June 30, 1995       June 30, 1996       June 30, 1995    June 30, 1996
                                        -----------------  -------------       -------------       -------------    -------------
Weighted Average Shares Outstanding           1,267,304       1,267,304          5,111,782            1,267,304       4,309,859
Common Stock Equivalents:
  Class A Convertible Preferred Stock         1,187,895       1,187,895                  0  (A)       1,187,895               0 (A)
  Class B Convertible Preferred Stock           332,525          28,378                  0  (A)          14,267               0 (A)
  Class C Convertible Preferred Stock           100,000         100,000                  0  (B)         100,000               0 (B)
  Stock Options: Employee and Director
    Plans                                       287,652         287,652                  0  (B)         287,652               0 (B)
                                            -----------      ----------        -----------           ----------      ----------
Total Shares for Primary Loss Per Share       3,175,376       2,871,229          5,111,782            2,857,119        4,309,859
Net Loss                                    $(1,958,531)     $ (169,075)       $(1,459,953)          $ (261,935)     $(2,449,213)
                                            -----------      ----------        -----------           ----------      -----------

Primary Loss Per Share                      $     (0.62)     $   ($0.06)       $    ($0.29)          $   ($0.09)     $    ($0.58)
                                            ===========      ==========        ===========           ==========      ===========



(A) Converted as part of the IPO and included in weighted average shares outstanding.
(B)  Excluded from calculation as antidilutive.